Exhibit 99.1

ENTERPRISE DIVERSIFIED, INC.

2020 EQUITY INCENTIVE PLAN

As adopted by the Board of Directors effective January 31, 2020

Section 1.     Purpose; Available Awards.

1.1     General Purpose. The purpose of the Enterprise Diversified, Inc. 2020 Equity Incentive Plan (the “Plan”) is to promote the long-term financial success of Enterprise Diversified, Inc. (the “Company”), and its Affiliates, by providing a means to retain and reward, and to the extent necessary, attract and incentivize, its Employees, Officers and Directors to promote growth, improve performance and further align the interests of such individuals with those of the Company’s other shareholders through the ownership of additional common stock of the Company. Without limiting any of the foregoing, the Plan is also intended to serve as the means by which Directors will be compensated for their services on the Board by way of Awards of Common Stock in lieu of cash payments of director’s fees by the Company.

1.2     Available Awards. Awards that may be granted under the Plan include: (a) Common Stock, (b) Restricted Stock and (c) Restricted Stock Units.

Section 2.     Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including grants of Common Stock, Restricted Stock, or Restricted Stock Units.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan, which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cause” means, with respect to any Participant, unless the applicable Award Agreement states otherwise:

(a)     If the Participant is a party to an employment agreement with the Company or any of its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(b)     If no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” means, unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee: (i) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than the Company or any employee benefit plan sponsored by the Company acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than seventy percent of the total fair market value or total Voting Power of the stock of the Company; or (ii) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than the Company or any employee benefit plan sponsored by the Company acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing seventy percent or more of the total Voting Power of the stock of the Company; or (iii) a majority of members of the Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of each appointment or election; or (iv) any one person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than seventy percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The foregoing subsections (i) through (iv) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change-in-control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of this Plan.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the Governance, Compensation and Nomination Committee of the Board or such other committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with herewith, or in the absence of any such committee, the Board, itself.

“Common Stock” means the common stock, par value $0.125, of the Company.

“Company” means Enterprise Diversified, Inc., a Nevada corporation, and any successor thereto.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate as an Employee is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or a change in the entity for which the Participant renders such service; provided, however, that there is no interruption or termination of the Participant’s Continuous Service; provided further that, if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to an Employee of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

“Covered Employee” has the same meaning as set forth in Section 162(m)(3) of the Code, as interpreted by IRS Notice 2007-49.

“Deferred Stock Units (DSUs)” has the meaning set forth in Section 7.2 hereof.

“Director” means a member of the Board.

“Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of shares of Common Stock of the Company as determined below. If the Common Stock is listed on any established stock exchange or a national market system, Fair Market Value shall refer to the closing price of a share of Common Stock as quoted on such exchange or system on the applicable date or dates of determination, in each case as obtained from Bloomberg. Notwithstanding the foregoing, for purposes of any calculation of the number of shares to be issued based on a certain Fair Market Value or dollar amount specified in an Award, unless otherwise directed by the Committee, such calculation shall be made using the volume weighted average price of a share of Common Share for the ninety (90) consecutive days immediately preceding the applicable date of determination. In the absence of an established market for the Common Stock, Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

“Good Reason” means, with respect to any Participant, unless the applicable Award Agreement states otherwise:

(a)     If the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or

(b)     If no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.

“Plan” means this Enterprise Diversified, Inc. 2020 Equity Incentive Plan, as amended and/or amended and restated from time to time.

“Restricted Award” means any Award of Restricted Stock or a Restricted Stock Unit granted pursuant to Section 7.1(a).

“Restricted Period” has the meaning set forth in Section 7.1.

“Restricted Stock” means one or more shares of Common Stock subject to a vesting condition specified by the Committee in an Award in accordance with Section 7 below.

“Restricted Stock Unit” mean a restricted stock unit providing a Participant with the right to receive Common Stock, cash, or both, in accordance with the terms of such grant and/or upon attainment of performance goals or satisfaction of a vesting condition specified by the Committee in an Award in accordance with Section 7 below.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Total Share Reserve” has the meaning set forth in Section 4.1

“Treasury Regulations” mean the final and temporary regulations issued by the United States Treasury Department and/or Internal Revenue Service, as codified in Title 26 of the United Stated Code of Federal Regulations, and including any successor or replacement regulations.

“Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities, or by the holders of any Voting Securities for which other Voting Securities may be convertible, exercisable, or exchangeable, upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

“Voting Securities” means any securities or other ownership interests of an entity entitled, or which may be entitled, to matters submitted to Persons holding such securities or other ownership interests in such entity generally (whether or not entitled to vote in the general election of directors), or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

Section 3.     Administration.

3.1     Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a)     to construe and interpret the Plan and each Award and apply the provisions and policies of the Plan and each Award;

(b)     to prescribe, amend, and rescind rules, regulations, and policies relating to the administration of the Plan;

(c)     to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan, including, without limitation, the authority to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act, to determine when Awards are to be granted under the Plan and the applicable Grant Date, and to from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards are granted;

(d)     to determine the number of shares of Common Stock, if any, to be made subject to each Award;

(e)     to prescribe the terms and conditions of each Award, including, without limitation, the medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(f)     for any Award subject to one or more performance goals, to select the criteria that will be used to assess the attainment of such goals;

(g)     to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(h)     to determine the duration and purpose of leaves of absences which may be granted to a Participant who is an Employee without constituting termination of his or her employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(i)     to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(j)     to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(k)     to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

3.2     Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3     Delegation. The Committee or, if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and re-vest in the Board the administration of the Plan.

3.4     Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors who are also Outside Directors.

3.5     Indemnification. Members of the Committee shall have all rights of indemnification that they have as Directors to the extent set forth in the Company’s articles of incorporation and bylaws, to the extent allowed by Applicable Laws, including, without limitation, indemnification against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof.

Section 4.     Shares of Company Common Stock Subject to the Plan.

4.1     Subject to adjustment in accordance with Section 11, no more than [Seventy Thousand (70,000)] shares of Common Stock shall be available for the grant of Awards under the Plan (the “Total Share Reserve”). Any shares of Common Stock granted in connection with Awards shall be counted against this limit as one (1) share for every one (1) share of Common Stock granted in connection with such Award. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2     Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, including, without limitation, shares of Common Stock reacquired or redeemed by the Company in any manner.

4.3     Any shares of Common Stock subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan. Any shares of Common Stock that again become available for future grants pursuant to this Section 4 shall be added back as one (1) share. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (b) shares covered by a stock-settled Award that were not issued upon the settlement of the Award.

Section 5.     Eligibility. All present and future management-level Employees, Officers and Directors of the Company or any Affiliate (whether now existing or hereafter created or acquired) shall be eligible to receive Awards under the Plan; provided, however, the Committee shall have the exclusive power and authority, in its sole and absolute discretion, to select eligible persons to receive an Award and to determine for each Participant, the nature and type of Award and the terms and conditions of each Award.

Section 6.     Unrestricted Awards of Common Stock.

6.1     General. The Committee may grant an Award to a Participant in the form of actual shares of Common Stock of the Company that are not subject to any vesting conditions or contractual restrictions (subject to Section 8 hereof). Such unrestricted Awards of Common Stock may be granted in lieu of cash payments of any bonuses in the case of Employees and in lieu of cash payments of director’s fees in the case of Directors. The decision to grant an Award of Common Stock in lieu of cash may be made only by the Committee, and no Participant shall have any discretionary right in this respect. In the case of the Committee’s decision, from time to time, to make Awards of Common Stock in lieu of cash payments of any director’s fees, such manner of payment shall be applied to all members of the Board then-receiving such director’s fees. Each Award of Common Stock granted under the Plan shall be evidenced by an Award Agreement, which shall describe the nature of the payment (for example, whether on account of director’s fees, a bonus or similar).

6.2     Calculation of Number of Shares. For purposes of calculating the number of shares to be issued to a Participant based on a certain Fair Market Value or cash amount specified in an Award, unless otherwise directed by the Committee, such calculation shall be made using the volume weighted average price of a share of Common Share for the ninety (90) consecutive days immediately preceding the applicable date of determination.

Section 7.     Restricted Awards.

7.1     General. A Restricted Award is an Award of shares of Restricted Stock or one or more Restricted Stock Units, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose, or that such Restricted Award is subject to vesting conditions or other restrictive terms, for and during such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. No Restricted Award may be granted or settled for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event. With respect to any Restricted Award subject to vesting conditions, vesting shall cease immediately upon termination of the Participant’s employment or service for any reason, and any portion of the Restricted Award that has not vested on or prior to the date of such termination shall be automatically forfeited on such date.

7.2     Restricted Stock. The Committee may grant a Restricted Award to a Participant in the form of one or more shares of Restricted Stock comprised of actual shares of Common Stock that are subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock.

(a)     If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, and deliver it to the Company within any time period prescribed by the Committee, the Award shall be null and void.

(b)     Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided, however, that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share, and if such share is forfeited, the Participant shall have no right to any such dividends.

(c)     Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (i) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (ii) the shares shall be subject to the limitations on transferability set forth in the Award Agreement; (iii) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (iv) to the extent such shares are forfeited, the stock certificates for the Restricted Stock shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company. Each certificate representing one or more shares of Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

(d)     Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 7.2(c) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any.

7.3     Restricted Stock Units. The Committee may grant a Restricted Award to a Participant in the form of one or more Restricted Stock Units comprised of hypothetical shares of Common Stock, which Restricted Stock Units are subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

(a)     The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”).

(b)     At the discretion of the Committee, each Restricted Stock Unit or Deferred Stock Unit (representing one share of Common Stock) may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be paid currently (and in no case later than the end of the calendar year in which the dividend is paid to the holders of the Common Stock or, if later, the 15th day of the third month following the date the dividend is paid to holders of the Common Stock). Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit or Deferred Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit or Deferred Stock Unit, and if such Restricted Stock Unit or Deferred Stock Unit is forfeited, the Participant shall have no right to any such Dividend Equivalents.

(c)     Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (i) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable performance goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (ii) such other terms and conditions as may be set forth in the applicable Award Agreement.

(d)     Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 7.3(b) hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.

7.4     Removal of Restrictions. The Committee shall have the authority to remove any or all of the contractual conditions and restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate.

7.5     Restricted Period. With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end on the date indicated in the Award Agreement; provided that, a Restricted Award may vest with respect to a proportionate amount of the Restricted Award, as indicated in the Award Agreement, on each anniversary of the Grant Date.

7.6     Performance Goals. The Committee may condition, from time to time, the grant of a Restricted Award or the lapse of restrictions with respect to a Restricted Award, in whole or in part, on the achievement of certain performance goals determined by the Committee in its sole discretion.

Section 8.     Securities Law Compliance; Legends.

8.1     The Committee may require, in its sole discretion, as a condition to the grant or settlement in shares of Common Stock of any Award hereunder, that a registration statement under the Securities Act with respect to the issuance of the shares of Common Stock to be issued upon such grant or settlement shall be effective and current at the time of grant or settlement. Nothing herein shall be construed as requiring the Company to register the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award under the Securities Act or to keep any registration statement effective current. Except as otherwise determined by the Committee, the issuance of shares of Common Stock upon grant or settlement of an Award under the Plan shall not constitute an offer or sale of securities under the Securities Act and/or shall be a transaction not involving any public offering exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated under the Securities Act. If required to do so by the Committee, each Participant shall execute and deliver to the Company a letter of investment intent in such form and containing such provisions and representations as the Committee may require.

8.2     The Company may endorse such legend or legends upon the certificates for shares of Common Stock issued upon grant or settlement of an Award under the Plan and may issue such “stop transfer” instructions to its transfer agent in respect of such shares as the Committee determines, in its discretion, to be necessary or appropriate to (a) prevent a violation of, or to qualify for an exemption from, the registration requirements of the Securities Act and any applicable state securities laws, or (b) implement the provisions of the Plan or any agreement between the Company and a Participant with respect to such shares of Common Stock. In addition, except in the case of any shares of Common Stock issued pursuant to an effective registration statement under the Securities Act, each certificate representing shares of Common Stock issued upon grant or settlement of an Award under the Plan shall have a legend in substantially the following form endorsed conspicuously thereupon:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”

Section 9.     Reserved.

Section 10.     Miscellaneous.

10.1     Acceleration of Vesting. The Committee shall have the power to accelerate the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

10.2     Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for the Award pursuant to its terms, the Company shall have issued and delivered such shares to such Participant and his or her name shall have been entered as a stockholder of record with respect to such shares on the books of the Company.

10.3     No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

10.4     Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

10.5     Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum/maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

Section 11.     Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, and the maximum number of shares of Common Stock subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. Any adjustments made under this Section 11 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Section 12.     Effect of Change in Control.

12.1     Unless otherwise provided in an Award Agreement, notwithstanding any provision of the Plan to the contrary:

(a)     In the event of a Participant’s termination of Continuous Service without Cause or for Good Reason during the 12-month period following a Change in Control, notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, the Restricted Period shall expire immediately with respect to 100% of the outstanding shares of Restricted Stock or Restricted Stock Units as of the date of the Participant’s termination of Continuous Service, and, if applicable, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met as of the date of the Participant’s termination of Continuous Service.

(b)     To the extent practicable, any actions taken by the Committee under the immediately preceding clause (a) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards.

12.2     In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event.

12.3     The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

Section 13.     Amendment of the Plan and Awards.

13.1     Amendment of Plan. The Board at any time, and from time to time, may amend the Plan.

13.2     Reserved.

13.3     Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

13.4     No Impairment of Rights. Rights under any outstanding Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

13.5     Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any outstanding Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

Section 14.     General Provisions.

14.1     Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, or conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

14.2     Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with such Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by such Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

14.3     Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements; and such arrangements may be either generally applicable or applicable only in specific cases.

14.4     Sub-plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

14.5     Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

14.6     Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. All Participants shall be general, unsecured creditors of the Company with no claims against the Company or its assets except under the Plan or applicable Award Agreement.

14.7     Reserved.

14.8     Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.

14.9     No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

14.10     Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Committee may deem advisable.

14.11     Section 409A. The Plan is intended to be exempt from the provisions of Section 409A of the Code to the greatest extent possible, and to the extent not so exempt, to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

14.12     Reserved.

14.13     Section 16 of the Exchange Act. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 14.13, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

14.14     Beneficiary Designation. Each Participant under the Plan may, from time to time, name one or more beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the event that a Participant fails to name a beneficiary under this Section 14.14, or if any designation made is not effective, the beneficiary shall be the spouse of the Participant if any, and if none, the then living adult and competent descendants of the Participants (who, in the case of the exercise of any discretionary right of the Participant, shall act by majority), and if none, the estate of the Participant acting by and through its duly qualified personal representative.

14.15     Expenses. The costs of administering the Plan shall be paid by the Company.

14.16     Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

14.17     Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

14.18     Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

Section 15.     Reserved.

Section 16.     Termination or Suspension of the Plan. Unless earlier terminated by the Board, the Plan shall terminate automatically on the date that the Company has issued shares of Common Stock under the Plan equal in number to the Total Share Reserve. The Board at any time, and from time to time, may suspend the Plan, and the Board may terminate the Plan as of any date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

Section 17.     Governing Law. The laws of the State of Nevada shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

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